Exhibit 10.1

SECOND AMENDMENT AGREEMENT

This SECOND AMENDMENT AGREEMENT (the “Agreement”), dated as of April 29, 2022, is made by and between Vinco Ventures, Inc., a Nevada corporation, with headquarters located at 6 North Main Street, Fairport, NY 14450 (the “Company”), Cryptyde, Inc. (“Cryptyde”) and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the July Note (as defined below).

A. Pursuant to that certain Securities Purchase Agreement (as amended by the First Amendment Agreement (as defined below), the “July SPA”) dated as of July 22, 2021 by and between the Company and the Holder, the Company sold to the Holder a Senior Secured Convertible Note in an aggregate principal amount of $120,000,000, of which an aggregate principal amount of $113,000,000 remains outstanding as of the date hereof (the “July Note”) and warrants representing the right to acquire shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

B. On March 9, 2022, the parties hereto entered into an amendment agreement (the “First Amendment Agreement”) whereby they, among other things, extended certain dates relating to the registration of securities and stockholder votes to April 30, 2022.

C. The parties hereto desire to amend the First Amendment Agreement to replace the date of “April 30, 2022” in Section 7(m) the First Amendment Agreement with “May 6, 2022”.

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendment to First Amendment Agreement. The parties hereto agree that the first sentence of Section 7(m) of the First Amendment Agreement is hereby amended and restated as follows (strikethrough indicates deletion; bold underline indicates addition):

“Amendment to WEAs and RRAs. The Company or Cryptyde, as applicable, and the Holder agree that (x) the date of “April 10, 2022” in Section 7(m) of that certain Warrant Exercise Agreement, dated as of December 20, 2021 by and among the Company and the Holder (the “December WEA”) is hereby amended and restated to be “June 4, 2022 if there are no comments from the SEC or Nasdaq or July 4, 2022 in the event there is a SEC comment process or similar process with Nasdaq,” and (y) (i) the text of “one hundred twenty (120) calendar days after the Closing Date” in Section 7(m) of the November WEA, (ii) the date of “April 15, 2022” in section 1(e) of that certain Registration Rights Agreement, dated as of December 20, 2021 by and among the Company and the Holder, (iii) the date of “March 11, 2022” in Section 7(m) of the December WEA), (iv) the date of “April 15, 2022” in Section 7(p)(ii) of the December WEA and (v) the text of “the 10th calendar day following the Closing Date” in Section 1(e) of that certain Registration Rights Agreement, dated as of January 26, 2022 by and among Cryptyde and the Holder are, in each case, hereby amended and restated to be the date of “~~April 30~~ May 6, 2022”.”

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2.	Representations and Warranties. The Holder represents and warrants to the Company and Cryptyde, and the Company and Cryptyde, severally and jointly, represents and warrants to the Holder as of the date hereof that: Such person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement. This Agreement has been duly executed and delivered on behalf of such person, and this Agreement constitutes the valid and legally binding obligation of such person enforceable against such person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; The execution, delivery and performance by such person of this Agreement and the consummation by such person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such person to perform its obligations hereunder.

3.	Disclosure of Transactions and Other Material Information. The Company shall file a current report on Form 8-K (the “8-K Filing”) on or before 8:30 a.m., New York City time, on May 9, 2022, in the form required by the 1934 Act, relating to the transactions contemplated by this Agreement and attaching a form of this Agreement (including, without limitation, all schedules and exhibits to such agreement, if any) as an exhibit to such filing. From and after the filing of the 8-K Filing with the SEC, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and the Holder or any of its Affiliates, on the other hand, shall terminate and be of no further force or effect. The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, Affiliates, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates employees or agents delivers any material, non-public information to the Holder without the Holder’s express prior written consent, the Company hereby covenants and agrees that the Holder’s shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company.

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4.	Miscellaneous. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. In the event that any provision of this Agreement is found to be void or invalid, then such provision shall be deemed to be severable from the remaining provisions of this Agreement, and it shall not affect the validity of the remaining provisions, which provisions shall be given full effect as if the void or invalid provision had not been included herein so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties hereto as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). The courts of the State of New York shall have exclusive jurisdiction to resolve any and all disputes that may arise under this Agreement. Any amendments or modifications hereto must be executed in writing by all parties. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement. The Company shall reimburse the Holder for its reasonable legal fees and expenses actually incurred in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby, by paying any such amount to Schulte Roth & Zabel LLP within two (2) Business Days of receiving the invoice of Schulte Roth & Zabel LLP by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder, the Company and Cryptyde have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY:

VINCO VENTURES, INC.

By:
Name:	Lisa King
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Holder, the Company and Cryptyde have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

CRYPTYDE:

CRYPTYDE, INC.

By:
Name:	Brian McFadden
Title:	President and CEO

IN WITNESS WHEREOF, the Holder, the Company and Cryptyde have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

HOLDER:

HUDSON BAY MASTER FUND LTD.

By:
Name:
Title: